EXHIBIT 10.62

Agreement between the Nottawaseppi Huron Band
of Potawatomi Indians
and
Gaming Entertainment (Michigan), LLC
Concerning the Exercise of the Tribe’s “Option to
Purchase Real Estate; Right of First Refusal”

This Agreement is made as of the 12th day of August, 2003, by and between the Nottawaseppi Huron Band of Potawatomi, a federally recognized Indian tribe (the “Tribe”), and Gaming Entertainment (Michigan), LLC, a Delaware limited liability company (“Manager”) (together referred to as the “Parties”).

Witnesseth:

a)                                      The Tribe presently has an “Option to Purchase Real Estate; Right of First Refusal” dated September 9, 1999, amended September 9, 2002, to acquire certain real estate owned by Robert T. and Marilyn G. Sackrider in Calhoun County, Michigan (“the Property”) which the Tribe has petitioned the United States Department of the Interior to accept in trust on the Tribe’s behalf, and on which the Parties to this Agreement plan to build a tribal gaming enterprise under the Indian Gaming Regulatory Act (IGRA).

b)                                     On August 9, 2002, the Interior Department published a notice in the Federal Register (67 Fed. Reg. 51867) announcing its issuance of a Finding of No Significant Impact (FONSI) for the Parties’ planned development of the Property, and intent to accept the Property in trust for the Tribe’s benefit following a 30-day period. Before the expiration of the time period, a lawsuit (CETAC v. Norton) was filed in the United States District Court for the District of Columbia, challenging the Interior Department’s action.

c)                                      Pursuant to the September 9, 2002 Amendment to the Option to Purchase Real Estate, the Tribe secured the right from the Sackriders to annually renew the Option Agreement, subject to certain terms.

d)                                     The Tribe has the right, under the Amendment to the Option to Purchase Real Estate, at its election, to authorize Manager to exercise the Tribe’s option rights and acquire the Property, subject to an agreement between the Tribe and Manager.

e)                                      Although Manager is not obligated to advance funds for purchase of the Property until certain conditions are met as provided in Section 6.1 of the Loan Agreement (TF), the Parties now find it in their mutual interest to exercise the Tribe’s Option as soon as possible, but no later than September 8, 2003, consistent with the terms of this Agreement.

Now, Therefore, in consideration of the mutual covenants and agreements herein, the Parties agree as follows:

1.                                       Pursuant to Article I, paragraph 2 of the September 9, 2002 Amendment to Option to Purchase Real Estate, the Tribe hereby authorizes Manager and Manager hereby agrees that it shall exercise the Tribe’s Option and acquire title to the Sackrider Farm in Manager’s name for the benefit of the Project as that term is defined in the Loan Agreement (TF), as soon as possible, but in no event later than September 8, 2003. The parties agree that the Purchase Price constitutes a Development and Construction Cost as that term is defined in section 2.13 of the Temporary Facility Management Agreement.

2.                                       The Parties agree that the purchase price for the Property (the “Purchase Price”), together with interest at the rate set forth below, constitutes a Development and Construction Cost as that term is defined in the Temporary Facility Management Agreement. Notwithstanding any provision of the Temporary Facility Management Agreement and/or the Loan Documents (TF) to the contrary, the Purchase Price shall bear interest at the rate of nine and one-quarter percent (9.25%) from the date of purchase by Manager until the date on which the Secretary of the Interior, or her designee, accepts the Property in trust for the benefit of the Tribe. Upon the occurrence of that event, the Purchase Price and the accrued interest shall be treated as a loan advance subject to section 3.1.7 of the Temporary Facility Management Agreement and the Loan Documents (TF). While Manager holds title to the Property for the benefit of the Project. Manager shall be solely responsible for the payment of all carrying costs, taxes, insurance and other costs related to the acquisition of the Property, it being the parties express intent that the agreed upon interest rate covers all related carrying costs associated with Manager’s retention of the Property for the Project until the Property is accepted into federal trust.

3.                                       Except as otherwise provided in paragraph 4(b), Manager shall hold title to the Property until the date on which the United States Department of the Interior notifies the Tribe, and subsequently accepts, the Property (as described in the August 9, 2002 Federal Register notice (67 Fed Reg. 51867)), in trust for the Tribe’s benefit.

4.                                       a)                                      Manager shall hold title to the Property for the benefit of the Project until the occurrence of the event in paragraph 3 whereupon the Manager shall promptly transfer the Property, free of all encumbrances to the United States in trust for the Tribe’s benefit in the manner prescribed by the Secretary of the Interior.

b)                                     Manager shall not transfer title to the Property to any other person or entity, other than the Tribe or the United States in trust for the Tribe, without the express written approval of the Tribe: provided that if the parties cannot lawfully conduct gaming on the subject property as a result of:

1)                                      a final, non-appealable judgment of a court of competent jurisdiction rendering gaining unlawful on the Property; or

2)                                      a final, non-appealable disapproval by the NIGC of the Temporary Facility Management Agreement signed by the Parties on November 3, 2002, and submitted to the NIGC; in such event(s) the Manager may, following consultation with the Tribe and after ninety calendar (90) days advance written notice to the Tribe, sell the Property for its own account. Manager’s written notice to the Tribe shall include a right of first refusal to acquire the Property upon payment to Manager of a mutually agreed upon price. If the Tribe fails or declines to acquire the Property alter expiration of the 90-day time period, following written receipt by the Tribe of Manager’s intent to sell the Property, and Manager sells the Property for its own account, the Tribe shall not be liable for any shortfall in the liquidation price and the Purchase Price.

c)                                      For purposes of paragraph (a) above, a judicial determination requiring a remand to the Department of the Interior, or other additional administrative process, with respect to the trust land application for the Property, shall not be deemed a final, non-appealable judgment, and the Manager shall not, as a result of such determination, have authority to sell the Property.

5.                                       The Parties agree that they shall be bound by the terms contained in the executed and submitted Temporary Facility Management Agreement and related Loan Documents (IF), except as set forth herein and except to the extent that further changes are mandated by the NIGC as a condition for that agency’s approval of the Temporary Facility Management Agreement and related Loan Documents (TF), or except as required by the Secretary of the Interior as a condition to accept the Property in trust for the Tribe.

6.                                       The Parties agree to act promptly and in good faith to address matters raised by the NIGC as a condition for that agency’s approval of the Temporary Facility Management Agreement and related documents. The parties further agree that they will not act in any manner to jeopardize the approval of the Temporary Facility Management Agreement by the Chairman of the NIGC.

7.                                       This Agreement shall be publicly recorded at the same time as the documents evidencing Manager’s purchase of the Property are recorded, which in no event shall be later than 30 days after Manager acquires clear title to the Property.

NOTTAWASEPPI HURON BAND OF POTAWATOMI INDIANS		GAMING ENTERTAINMENT (MICHIGAN) LLC

By:	/s/ Laura W. Spurr	By:	/s/ William P. McComas
	Laura W. Spurr		William P. McComas
	Tribal Chairperson		President, Managing Member